STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated September 26, 2000, at Miami, Florida, by BANCO SANTANDER CENTRAL HISPANO, S.A., a bank holding company organized under the laws of the Kingdom of Spain, (hereinafter referred to as "Stockholder"); and by SANTANDER BANCORP, a corporation organized under the laws of the Commonwealth of Puerto Rico, (hereinafter referred to as the "Buyer"),

WITNESSETH:

WHEREAS, Stockholder is the benefficial and registered owner of 155,000 shares of authorized shares of voting common stock, par value $100.00 per share of INVERSIONES Y DESARROLLOS DEL CARIBE, INC. (the "Company"), which shares constitute 81.58% of the shares of common stock of the Company which are held beneficially and/or of record by Stockholder, (hereinafter referred to as the "Stock");

WHEREAS, Buyer wishes to acquire the Stock of the Company; and

WHEREAS, Stockholder wishes to sell Buyer the Stock of the Company;

NOW THEREFORE, In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I. SALE OF STOCK

1.1 Delivery of the Stock. On the terms and subject to the conditions of this Agreement, Stockholder shall, on the date hereof, transfer, assign and deliver to Buyer free and clear of all claims, liens, charges and encumbrances of any kind or nature whatsoever, certificates representing ownership of the Stock, duly endorsed in blank or accompanied by appropriate stock transfer powers duly executed in blank with any and all necessary stock transfer documents required.

1.2 Purchase Price and Payment. In consideration of the transfer of the Stock and under the terms and conditions of this Agreement, Buyer shall pay Stockholder the amount of ONE MILLION TWO HUNDRED EIGHTY EIGHT THOUSANDS NINE HUNDRED FOURTY SEVEN DOLLARS ($1,288,947).

  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

  Stockholder represents and warrants to Buyer as follows:

  2.1 Capacity. Stockholder has all requisite power, capacity and authority to enter into this Agreement and perform his obligations hereunder.

  2.2 Title to Stock. Stockholder is the lawful owner, beneficially and of record of the Stock, and delivery of the Stock to Buyer by Stockholder pursuant to the provisions of this Agreement will transfer to Buyer legal and valid record and beneficial title thereto, free and clear of all claims, liens charges and encumbrances of any kind or nature whatsoever.

  2.3 Further Assurances. Stockholder will at the request of Buyer, execute and deliver to Buyer all such further assignments, endorsements and other documents, and take all such further action as Buyer may reasonably request in order to perfect the transfer, assignment and delivery to Buyer, of the Stock.

  INDEMNIFICATION. (a) Stockholder agrees to indemnify and hold Buyer harmless against and in respect of: (i) The inaccuracy in any respect of any representations made by Stockholder; or (ii) the failure by Stockholder to perform or observe any term or provision of this Agreement.

  MISCELLANEOUS

4.1 Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations, covenants and warranties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive for a period of five (5) years from the date of this Agreement.

4.2 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of the Commonwealth of Puerto Rico. All parties hereto agree that in the event any litigation is commenced by any of them based on or relating to this Agreement, any such litigation shall be commenced only in court (state or Federal) located in the Commonwealth of Puerto Rico.

4.3 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

IN WITNESS WHEREOF, the undersigned Buyer has caused this Agreement to be executed in its corporate name by an officer thereunto duly authorized, and the Stockholder has hereunto affixed his signature, all as of the date and place first above written.

BANCO SANTANDER CENTRAL HISPANO, S.A.

/s/ by: María Calero

Title: Authorized Signatory

SANTANDER BANCORP

/s/ by: José González de Castejón

Title: Executive Vice President

 The foregoing instrument was acknowledged before me this September 26, 2000 by Messrs. María Calero and José González de Castejón. Produced Indentification.